EXHIBIT 1.4

FOR IMMEDIATE RELEASE

Ross Systems and CDC Software Announce SEC Approval and
Merger Timeline

Atlanta and Hong Kong July 20, 2004 — Ross Systems Inc. (“Ross Systems”; Nasdaq: ROSS) and CDC Software, a wholly-owned subsidiary and software division of chinadotcom corporation (Nasdaq: CHINA; www.corp.china.com) today announced the meeting date of Ross Systems shareholders to vote on its Board of Directors’ recommendation to approve the merger with chinadotcom corporation. The meeting will be held at 10:00 a.m. EST on Wednesday, August 25, 2004. Shareholders of record as of the close of business on July 13, 2004 will receive notice and be entitled to vote on the merger.

If the transaction is approved by the necessary shareholder votes, the transaction would be expected to close shortly after August 25, 2004 on or about August 30, 2004. Full Proxy details regarding the proposed transaction and the meeting will be mailed on or about July 21, 2004 to shareholders of record.

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About chinadotcom corporation
chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has over 1,400 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

About Ross Systems

Ross Systems, Inc. (NASDAQ: ROSS) delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by over 1,000 customer companies worldwide, Ross Systems’ family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance.

Publicly traded on the NASDAQ since 1991, Ross Systems’ global headquarters are based in the U.S. in Atlanta, Georgia, with sales and support operations around the world. For more information about Ross Systems, please visit www.rossinc.com.

Forward Looking Statements

This press release contains forward-looking statements, including those relating to the date of the meeting of Ross Systems’ shareholders to consider the transaction with chinadotcom and the closing of such transaction. Forward-looking statements include statements about plans and proposals for future actions, or events or conditions that may occur in the future. The words “believe,” “expect,” “intend,” “anticipate,”

FOR IMMEDIATE RELEASE

variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties and other factors that could cause actual events, conditions or results to differ materially from those anticipated in the forward-looking statements, as a result of a variety of risks, uncertainties and other factors, including, without limitation the possibility that conditions to closing of any acquisition agreement may not be satisfied, that one or more third parties may make competing acquisition proposals, commence litigation or take other action to seek to delay or prevent consummation of a transaction, or other events which may cause Ross Systems’ board to deem it advisable to hold the shareholders meeting at a different time or place than presently anticipated. Ross Systems and chinadotcom assume no obligation to update forward-looking statements to reflect future events.

Investor and Press Contacts:

Robert B. Webster, Ross Systems, Inc.
Tel:	1 (770) 351-9600
e-mail:	investor@rossinc.com

Jane Cheng, Public Relations, chinadotcom
Tel:	(852) 2961 2750
Fax:	(852) 2571 0410
e-mail:	jane.cheng@hk.china.com

Craig Celek, US, VP, Investor Relations, chinadotcom
Tel:	1 (212) 661-2160
Fax:	1 (973) 591-9976
e-mail:	craig.celek@hk.china.com

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